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                                                                     NUVEEN LOGO

June 7, 1999

DEAR NUVEEN MONEY MARKET FUND SHAREHOLDER:

On June 4, 1999, the Nuveen Tax-Exempt Money Market Fund, Inc., Nuveen Tax-Free Reserves, Inc. and Nuveen California Tax-Free Money Market Fund held a special shareholder meeting to approve changes to the organization and operation of the fund. We adjourned the meeting until June 22, 1999 for certain proposals because we did not receive enough votes to approve these proposals. The adjournment will give us more time to solicit the necessary votes to pass the proposals.

YOUR VOTE MAKES A DIFFERENCE. THE FUND INCURS ADDED COSTS TO MAIL PROXIES AGAIN WHEN NOT ENOUGH SHAREHOLDERS VOTE. THE PROPOSALS ARE EXPECTED TO ENABLE THE FUND TO OPERATE MORE EFFICIENTLY AND ENHANCE ITS ABILITY TO MEET ITS OBJECTIVES. THE FUND'S BOARD OF DIRECTORS HAS APPROVED THE PROPOSALS AND UNANIMOUSLY RECOMMENDS YOU VOTE IN FAVOR OF THEM.

We have enclosed a brief recap of the most commonly asked questions about the proposals to help you make an informed decision. PLEASE TAKE A MOMENT TO REVIEW THE PROXY MATERIALS AND THEN RETURN YOUR SIGNED PROXY CARD IN THE PREPAID ENVELOPE. You may receive a follow up phone call to verify receipt of the materials and to help you answer any questions.

Thank you for your continued confidence in Nuveen and our family of Investments. If you have any questions, please call Nuveen at (800) 257-8787.

Sincerely,

/s/ Tim Schwertfeger
Timothy R. Schwertfeger
Chairman of the Board
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                           IMPORTANT INFORMATION FOR
                     NUVEEN MONEY MARKET FUND SHAREHOLDERS

The following is a brief overview of the proposals to be voted upon at the June 4, 1999 shareholder meeting. It should be read in conjunction with your fund's proxy statement, which was mailed to you earlier. If you would like another copy of the proxy statement, please call us at the number listed below.

                          YOUR VOTE IS VERY IMPORTANT.

If you have not already done so, please fill out and return the enclosed proxy card in a timely fashion. Thank you for your support of the Nuveen family of mutual funds.

Q. WHY IS MY FUND CALLING A SPECIAL SHAREHOLDER MEETING?
A. Your fund has called this meeting to obtain your approval for some important changes related to how the fund operates. These changes are part of Nuveen's ongoing efforts to enhance the attractiveness and competitiveness of its mutual funds by streamlining and standardizing with common industry practice key aspects of the funds, including investment management, compliance and administrative functions, service fees and corporate structure.

Q. WHAT SPECIFIC CHANGES ARE YOU PROPOSING?
A. We are asking you to (i) approve a new investment management agreement and (except for the Tax-Exempt Money Market Fund) a new Rule 12b-1 Plan; (ii) approve amendments to each fund's investment objective and policies; and
   (iii) approve the reorganization of each fund into a separate series of a newly-created Massachusetts business trust. We're also asking you to take action on two administrative matters: the election to new terms of the seven directors who currently serve on your fund's Board, and the ratification of Arthur Andersen as your fund's independent auditor.

Q. HOW WILL THESE CHANGES AFFECT ME?
A. The proposed changes will not affect the day-to-day management of your fund's portfolio or its investment strategies. These changes are designed to enable your fund to operate more efficiently by streamlining and standardizing key aspects of your fund's operation and to conform your fund's fee and expense levels to industry norms. While several of the changes over time may increase fund net operating expenses, on balance we believe the changes overall will help make the fund more attractive to investors and their financial advisers, increase operating efficiency, and enhance your fund's ability to continue to offer competitive returns over time.

Q. HOW DO THE NEW AND OLD INVESTMENT MANAGEMENT AGREEMENTS DIFFER?
A. There are two differences between the old and new agreements. First, the new agreement has a management fee schedule with more fee breakpoints. This means that the management fees your fund pays will decline more quickly than before as fund assets grow. Second, the new agreement replaces your fund's current contractual expense cap with a market-based, discretionary expense cap. This means that Nuveen will no longer reimburse fund expenses to a contractually-stipulated level. Instead, Nuveen would be able to use its discretion when setting reimbursement levels, taking into account such market factors as a fund's expense ratio relative to its peers and its ability to offer shareholders competitive returns. As a result, fund net operating expenses will not increase precipitously if the new agreement is approved. We believe a market-based expense cap policy provides your fund's adviser greater flexibility than a contractually-stipulated policy in responding to market and competitive conditions. If approved, this change initially will have no impact on fund expenses, because Nuveen will maintain fund net operating expenses at their current levels at least through December 31, 1999.

Q. HOW ARE YOU CHANGING MY FUND'S INVESTMENT OBJECTIVES AND POLICIES?
A. We are seeking your approval to change the wording but not the substance of your fund's investment objective; this will have no impact on your fund's day-to-day portfolio management. We're doing this in order to simplify the administration of our money market funds by adopting a standardized formulation of the fund's investment objective.

   We're also seeking your approval to eliminate two outdated investment policies that were originally adopted to comply with now obsolete state securities laws. The first seeks to limit investment risk by restricting the fund's ability to invest in securities of "unseasoned" companies with limited or no long-term track record in business. As a tax-exempt money market fund, your fund does not invest in companies. Rather, it invests in bonds issued by state and local governments and government authorities. For this reason, this policy has not been relevant to your fund's investment strategy and its elimination would have no impact on your fund's operation. The second seeks to prevent conflicts of interest by restricting the fund's ability to invest in securities which fund officers also own. We believe your fund's Code of Ethics,
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   which restricts the investment activities of fund management personnel and was adopted pursuant to SEC rules, is sufficient to prevent potential conflicts of interest.

Q. HOW DO THE NEW AND OLD SERVICE PLANS DIFFER?
A. Currently, service fees (under Rule 12b-1 and non-Rule 12b-1 Plans) are borne equally by the fund and Nuveen. However, it is standard industry practice for funds to pay for various services that shareholders receive, either indirectly through the fund, such as custodian or transfer agency fees, or directly from authorized dealers, such as 12b-1 service fees. Under the new Plan, the fund will have full responsibility for paying 12b-1 service fees to authorized dealers who provide ongoing account service and maintenance to fund shareholders. While this will increase modestly the fund's gross (before reimbursements) operating expenses, we believe this is an appropriate expense for the fund to bear in full. For the Nuveen Tax-Free Reserves Fund, the new Plan also reduces the maximum service fee paid to authorized dealers from 0.30% to 0.25% in order to conform with NASD limits on such fees.

   Note: Nuveen Tax-Exempt Money Market Fund is for institutional investors and does not and will not have a Rule 12b-1 Plan.

Q. WHAT HAPPENS IF EACH SHARE CLASS OF THE NEW YORK AND CALIFORNIA MONEY MARKET FUNDS APPROVES THE NEW 12B-1 PLAN?
A. At the same time the new 12b-1 Plan is implemented, Nuveen will also consolidate the existing three share classes of each fund into a single share class. The original reasons behind each fund's creation of three different share classes are no longer relevant. By consolidating share classes, we expect to be able to operate each fund more efficiently.

Q. WHAT ARE THE BENEFITS OF REORGANIZING MY FUND INTO A MASSACHUSETTS BUSINESS TRUST?
A. Currently, your fund is organized as either a Minnesota or a Maryland corporation. Reorganization of your fund into a series of a newly-created Massachusetts business trust is an administrative change that by itself will not change your fund's investment objective, policies or operations. By organizing your fund the same way as all other Nuveen mutual funds, we expect to be able to operate your fund more efficiently at lower cost.

Q. HAS THE FUNDS' BOARD OF DIRECTORS APPROVED THE PROPOSALS?
A. Yes. The directors of your fund have unanimously agreed that these proposals are in your best interests and recommends that you vote "FOR" each proposal.

Q. ARE YOU PLANNING ANY ADDITIONAL CHANGES TO THE FUNDS?
A. Yes. We plan to make several additional changes, which do not require prior shareholder approval, at the same time we implement the proposals described in this booklet, if approved by shareholders. We plan on changing the name of Nuveen Tax-Free Reserves to Nuveen Municipal Money Market Fund; changing the name of Nuveen California Tax-Free Money Market Fund to Nuveen California Tax-Exempt Money Market Fund; changing the name of Nuveen New York Tax-Free Money Market Fund to Nuveen New York Tax-Exempt Money Market Fund, and changing the name of Nuveen Tax-Exempt Money Market Fund to Nuveen Institutional Tax-Exempt Money Market Fund. We also plan to begin investing in AMT bonds, whose income is subject to the federal alternative minimum tax, for all our municipal money market funds except the Nuveen Institutional Tax-Exempt Money Market Fund. These funds are already permitted to do so, but have not taken advantage before of the opportunity AMT bonds provide to earn higher yields. Nuveen Municipal Money Market Fund will be able to invest without limit in AMT bonds, while our California and New York Tax-Exempt Money Market Funds will invest up to 20% of their respective net assets in AMT bonds.

Q. WHO PAYS THE COSTS OF THE SHAREHOLDER MEETING?
A. Each fund will pay a pro-rata portion of the costs of the meeting, including all costs related to printing, mailing and tabulation of proxies. These are estimated to be $0.0004 per share. By voting immediately, you can help your fund avoid the considerable expense of a second proxy solicitation.

Q. DO I NEED TO VOTE?
A. We encourage you to participate in the governance of your fund; your vote makes a difference. If enough shareholders do not vote, your fund may not receive enough votes to proceed with the meeting. If this happens, we'll have to mail proxy materials again, which raises the costs of the meeting for all shareholders.
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Q. HOW DO I VOTE?
A. You may vote in person, by mail, by telephone or over the Internet. To vote in person, you may attend the special meeting of shareholders which will be held in the 31st floor conference room of John Nuveen & Co. Incorporated located at 333 West Wacker Drive, Chicago, Illinois on Friday, June 4, 1999. To vote by mail, please mark, sign and date the enclosed proxy card(s), and mail it in the enclosed reply envelope, allowing sufficient time for your proxy to be received on or before Friday, June 4, 1999. No postage is required if the proxy is mailed in the United States. To vote by telephone, call the number indicated on your proxy card, enter the 12-digit control number found in the right portion of your proxy card, and follow the recorded instructions, using your proxy card as a guide. To vote over the Internet, go to www.proxyvote.com, enter the 12-digit control number found on the right portion of your proxy card, and follow the instructions, using your proxy card as a guide.

Q. WHOM DO I CALL IF I HAVE QUESTIONS?
A. If you need assistance, or have any questions regarding our proposals or how to vote, please call your financial adviser. We would also be happy to answer your questions; you may call us at (800) 257-8787 weekdays between 7:00 a.m. and 7:00 p.m., Central time.